EXHIBIT 10.1

ZOMAX INCORPORATED

2006 EXECUTIVE OFFICER BONUS PLAN

The Zomax Incorporated 2006 Executive Officer Bonus Plan is designed to pay for performance.  Plan participants are eligible to receive cash incentives as well as equity incentives upon the achievement of performance targets.

CASH INCENTIVE

Each executive officer is assigned a total cash bonus opportunity (ranging from 50-70% of base salary).  The cash incentive has two components:  strategic objectives and financial objectives.  Up to 50 percent of an executive officer’s total cash bonus opportunity is payable based upon the achievement of specified strategic objectives.  The remaining 50 percent of an executive officer’s total cash bonus opportunity is payable upon the achievement of a specified financial objective related to EBITDA.

EQUITY INCENTIVE

Each executive officer receives a restricted stock award that vests as follows:  Up to 50 percent upon the achievement of specified strategic objectives; and up to 50 percent upon the achievement of specified financial objectives related to EBITDA, operating results and revenue.